SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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First United Corporation
(Name of Registrant as Specified in Its Charter)

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FIRST UNITED CORPORATION
19 South Second Street
P.O. Box 9
Oakland, Maryland 21550-0009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 4, 2008

To Shareholders of First United Corporation:

Notice is hereby given that the Annual Meeting of the Shareholders of First United Corporation (the “Corporation”) will be held at the Wisp at Deep Creek Mountain Resort, McHenry, Maryland 21541. The meeting is scheduled for:

THURSDAY, MAY 8, 2008, at 10:00 a.m.

The purposes of the meeting are:

1.	To elect five (5) Class I Directors to serve until the 2011 Annual Meeting and until the election and qualification of their successors.

2.	To ratify the appointment of Beard Miller Company LLP as the Corporation’s independent auditors for fiscal year 2008.

3.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

WE HOPE THAT YOU WILL ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU CONTEMPLATE ATTENDING THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU SO DESIRE. ALL SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 15, 2008 ARE ENTITLED TO VOTE AT THIS MEETING.

Anyone acting as proxy agent for a shareholder must present a proxy properly executed by the shareholder authorizing the agent in form and substance satisfactory to the judges of election, and otherwise in accordance with the Corporation’s Amended and Restated Bylaws.

By order of the Board of Directors

ROBERT W. KURTZ
Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

FIRST UNITED CORPORATION
19 South Second Street
P.O. Box 9
Oakland, Maryland 21550-0009
(800) 470-4356

April 4, 2008

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of First United Corporation (the “Corporation”) in connection with the Annual Meeting of Shareholders to be held on May 8, 2008, at 10:00 a.m. at the Wisp at Deep Creek Mountain Resort, McHenry, Maryland 21541, and any adjournment or postponements thereof. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited by officers, Directors and regular employees of the Corporation personally or by telephone, telegraph or facsimile. No additional remuneration will be paid to officers, Directors or regular employees who solicit proxies. The Corporation may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this proxy statement and form of proxy will be mailed to shareholders is April 4, 2008.

OUTSTANDING SHARES AND VOTING RIGHTS

Shareholders of record at the close of business on February 15, 2008 (the “Record Date”) of issued and outstanding shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the number of issued and outstanding shares of Common Stock entitled to vote is 6,131,874, each of which is entitled to one vote.

The presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting shall constitute a quorum. All matters to be acted upon by shareholders are decided by a majority of all votes cast at the Annual Meeting on that matter. The withholding of a vote for a Director nominee will constitute a vote against that nominee, but a broker non-vote with respect to the election of Directors will have no impact on the outcome of that vote. Abstentions and broker non-votes with respect to any other proposal will have no impact on the outcome of the vote. A withheld vote, an abstention and a broker non-vote will each be counted for purposes of determining whether a quorum is present for the transaction of business.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the shareholder on the proxy card. If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR ratification of appointment of the Corporation’s independent auditors named in Proposal 2, and in the discretion of the proxies as to any other matters that may properly come before the meeting.

Please complete and sign the enclosed proxy and return it promptly to our transfer agent, BNY Mellon Shareowner Services. Your proxy may be revoked at any time prior to its use by signing and delivering another proxy bearing a later date or by delivering written notice of the revocation to Robert W. Kurtz, Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland 21550-0009. Should you attend the meeting and desire to vote in person, you may withdraw your proxy prior to its use by written request delivered to the Secretary of the Corporation at the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Corporation to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each of the Corporation’s Directors, Director nominees and named executive officers (as defined below under “REMUNERATION OF EXECUTIVE OFFICERS”); and (iii) all Directors, Director nominees and executive officers of the Corporation as a group. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of the Record Date (such as by exercising stock options or similar rights). Except as otherwise noted, the address of each person named below is the address of the Corporation.

	Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Directors, Nominees and Named Executive Officers:
David J. Beachy	6,627	(1)	.11%
M. Kathryn Burkey	2,765	(2)	.05%
Faye E. Cannon	2,122.03%
Paul Cox, Jr.	1,983.03%
William B. Grant	9,600	(3)	.16%
Eugene D. Helbig, Jr.	2,927	(4)	.05%
Raymond F. Hinkle	5,684	(5)	.09%
Robert W. Kurtz	2,318	(6)	.04%
Steven M. Lantz	1,793	(7)	.03%
John W. McCullough	5,286.09%
Elaine L. McDonald	6,477	(8)	.11%
Donald E. Moran	135,164	(9)	2.20%
Karen F. Myers	7,391	(10)	.12%
Carissa L. Rodeheaver	1,055	(11)	.02%
Gary R. Ruddell	1,449.02%
I. Robert Rudy	32,345	(12)	.53%
Richard G. Stanton	14,215	(13)	.23%
Robert G. Stuck	3,529.06%
H. Andrew Walls, III	50.00%

Directors & Executive Officers as a Group (22 persons)	261,528		4.27%

5% Beneficial Owners:
Firstoak & Corporation	373,135	(14)	6.09%
P.O. Box 557
Oakland, Maryland 21550

(1)	Includes 21 shares owned by spouse.

(2)	Includes 241 shares owned by spouse.

(3)
Includes 6,066 shares owned jointly with spouse, 6 shares owned jointly with daughter, 208 shares owned by son, 5 shares owned by daughter, 2,425 shares held in a 401(k) plan account, 359 shares owned by spouse’s IRA, and 193 shares owned by spouse and daughter.

(4)	Includes 390 shares owned jointly with spouse, 325 shares owned by an IRA, and 2,212 shares held in a 401(k) plan account.

(5)	Includes 5,584 shares owned jointly with spouse.

(6)	Includes 2,295 shares held in a 401(k) plan account.

(7)	Includes 252 shares owned jointly with spouse, 6 shares owned by son and 1,130 shares held in a 401(k) plan account.

(8)	Includes 230 shares held by spouse’s IRA and includes 1,000 shares held by Grantor Trust of which Ms. McDonald is trustee and beneficiary, which shares are pledged to secure a line of credit.

(9)	Includes 86,593 shares owned by daughters over which Mr. Moran has shared investment discretion and 25,000 shares owned by spouse.

(10)	Includes 1,000 shares held by Grantor Trust of which Ms. Myers is a beneficiary and trustee.

(11)	Includes 250 shares held jointly with spouse, 15 shares held by spouse for benefit of a minor child and 790 shares held in a 401(k) plan account.

(12)	Includes 797 shares owned jointly with spouse, 6,003 shares owned by spouse, 3,960 shares owned by daughters, 15,575 shares owned by I.R. Rudy’s, Inc. of which Mr. Rudy is owner.

(13)	Includes 9,008 shares owned jointly with spouse and 1,543 shares held in spouse’s IRA.

(14)
Shares held in the name of Firstoak & Corporation, a nominee, are administered by the Trust Department of First United Bank & Trust in a fiduciary capacity. Firstoak & Corporation disclaims beneficial ownership of such shares.

ELECTION OF DIRECTORS (PROPOSAL 1)

The number of Directors constituting the Board of Directors is currently set at 16. Directors are divided into three classes, as nearly equal in number as possible, with respect to the time for which the Directors may hold office. Each Director is elected to hold office for a term of three years, and the terms of one class of Directors expire each year. The terms of Class I Directors expire this year, the terms of Class II Directors expire in 2009, and the term of Class III Directors expire in 2010. In all cases, Directors are elected until their successors are duly elected and qualify.

Shareholders are being asked to vote for a total of five (5) Director nominees at this year’s Annual Meeting. Each of the current Class I Directors is standing for re-election. All Class I Directors were previously elected by shareholders.

No Director or nominee holds any directorship in any other public company. All current Directors and Director nominees serve on the board of directors of First United Bank & Trust, the Corporation’s wholly-owned subsidiary (the “Bank”). The Corporation’s Chief Executive Officer (“CEO”) is a Class I Director, and the Corporation’s President and Chief Risk Officer (“CRO”) is a Class II Director.

The following table provides information about the Director nominees, including their ages as of the Record Date, their principal occupations and business experience, and certain other information. In the event a nominee declines or is unable to serve as a Director, which is not anticipated, the proxies will vote in their discretion with respect to a substitute nominee named by the Board.

Nominees for Class I (term expires in 2011):

		Occupation	Director
Name	Age	During Past Five Years	Since
David J. Beachy	67	Fred E. Beachy Lumber Co., Inc.	1985
		Building Supplies - Retired.

Faye E. Cannon	58	Consultant, Director of Dan Ryan Builders, Inc;	2004
		Former Chief Executive Officer and President
		of F & M Bancorp, Frederick, Maryland - Retired.

Paul Cox, Jr.	68	Owner, Professional Tax Service.	1993

William B. Grant	54	Chairman of the Board, CEO	1995
		First United Corporation and
		First United Bank & Trust.

John W. McCullough	58	Certified Public Accountant. Retired in 1999 as Partner of Ernst & Young, LLP.	2004

The Board of Directors recommends that shareholders vote FOR all nominees named above.

Information about the Directors whose terms do not expire in 2008, including their ages as of the Record Date, and their principal occupations and business experience for the past five years is listed in the tables below.

Class II Directors (term expires in 2009):

		Occupation	Director
Name	Age	During Past Five Years	Since
Raymond F. Hinkle	71	Tax Consultant.	1996

Robert W. Kurtz	61	President, CRO, Secretary, and Treasurer,	1990
		First United Corporation and
		First United Bank & Trust.

Elaine L. McDonald	59	Realtor, Long & Foster Realtors.	1995

Donald E. Moran	77	Acting President, General Manager, Secretary	1988
		and Treasurer, Moran Coal Corporation.

Gary R. Ruddell	60	President, Total Biz Fulfillment, provides	2004
		business services; Member, Gary R. Ruddell LLC,
		commercial real estate; Member, MSG
		Glendale Properties LLC, residential real
		estate; Secretary, and Treasurer Hansa Toys USA, Inc.

Class III Directors (term expires in 2010):

		Occupation	Director
Name	Age	During Past Five Years	Since
M. Kathryn Burkey	57	Certified Public Accountant, Owner,	2005
		M. Kathryn Burkey, CPA

Karen F. Myers	56	President, Mountaineer Log & Siding Co., Inc.	1991
		President, Recreational Industries Inc.;
		Member, DC Development LLC;
		Vice President, Secretary and Real Estate Broker,
		Wisp Resort Development, Inc.

I. Robert Rudy	55	President, Rudy’s Inc.,	1992
		Retail Apparel and Sporting Goods.

Richard G. Stanton	68	Retired. Served as Chairman, President	1985
		and Chief Executive Officer of First United
		Corporation and First United Bank & Trust
		until 1996.

Robert G. Stuck	61	Vice President, Oakview Motors, Inc. - Retired.	1995
		Realtor, Long & Foster Real Estate, Inc.

H. Andrew Walls, III	47	President, Morgantown Printing & Binding;	2006
		Member, MEGBA, LLC.

Family Relationships Among Directors, Nominees and Executive Officers

Director nominee I. Robert Rudy and Senior Vice President Jeannette R. Fitzwater are siblings.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, an Asset and Liability Management Committee, an Executive Committee, a Strategic Planning Committee, a Compensation Committee, and a Nominating and Governance Committee (the “Nominating Committee”). These committees are discussed below.

Audit Committee - The Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of David J. Beachy, M. Kathryn Burkey, Faye E. Cannon, Paul Cox, Jr., Raymond F. Hinkle, John W. McCullough, Richard G. Stanton, and Robert G. Stuck. The committee is responsible for the hiring, compensation and oversight of the Corporation’s independent auditors, and it also assists the Board in monitoring the integrity of the financial statements, in monitoring the performance of the Corporation’s internal audit function, and in monitoring the Corporation’s compliance with legal and regulatory requirements. The Board has determined that all audit committee members are financially literate and that Ms. Burkey, Ms. Cannon, and Messrs. McCullough and Stanton each qualify as an “audit committee financial expert” as that term is defined by Item 401(h) of the SEC’s Regulation S-K. This committee met 11 times in 2007. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Corporation’s website at www.mybankfirstunited.com.

Asset and Liability Management Committee - The Asset and Liability Management Committee consists of David J. Beachy, Paul Cox, Jr., William B. Grant, Raymond F. Hinkle, Robert W. Kurtz, John W. McCullough, Elaine L. McDonald, Gary R. Ruddell, I. Robert Rudy, Richard G. Stanton, H. Andrew Walls, III, and Robert G. Stuck. The committee reviews and recommends changes to the Corporation’s Asset and Liability, Investment, Liquidity, and Capital Plans. This committee met four times in 2007.

Executive Committee - The Executive Committee consists of Paul Cox, Jr., William B. Grant, Robert W. Kurtz, Donald E. Moran, I. Robert Rudy, Richard G. Stanton, and Robert G. Stuck. The committee is responsible for reviewing and recommending changes to the Corporation’s Insurance Program, overseeing compliance with the Corporation’s Bylaws and Articles of Incorporation, monitoring the performance of the Corporation and its subsidiaries, and recommending changes to the personnel policies of the Corporation and of its subsidiaries. The Executive Committee is empowered to act on behalf of the full Board between meetings of the Board. This committee met two times in 2007.

Strategic Planning Committee - The Strategic Planning Committee consists of Faye E. Cannon, Paul Cox, Jr., William B. Grant, Raymond F. Hinkle, Robert W. Kurtz, Elaine L. McDonald, Donald E. Moran, Gary R. Ruddell, I. Robert Rudy, and Richard G. Stanton. The committee focuses on long-term planning to insure that management’s decisions take into account the future operating environment, the development of corporate statements of policy, and review of management’s internal and external information and communications systems. This committee met two times in 2007.

Compensation Committee - The Compensation Committee, which met eight times in 2007, consists of M. Kathryn Burkey, Faye E. Cannon, Raymond F. Hinkle, Elaine L. McDonald, Richard G. Stanton, and Robert G. Stuck. The committee is responsible for recommending to the Board a compensation policy for the executive officers and directors of the Corporation and its subsidiaries, overseeing the Corporation’s various compensation plans, and recommending changes for executive and Director compensation. The committee determines executive compensation pursuant to the principles discussed below under “Compensation Disclosure and Analysis” and determines Director compensation by reviewing peer group comparison reports prepared by compensation consultants. The Board passes on and, where appropriate, approves or ratifies all committee recommendations. The Compensation Committee has adopted a written charter, a copy of which is available on the Corporation’s website at www.mybankfirstunited.com.

Nominating and Governance Committee - The Nominating Committee consists of David J. Beachy, M. Kathryn Burkey, Faye E. Cannon, Paul Cox, Jr., John W. McCullough, Elaine L. McDonald, Donald E. Moran, and Richard G. Stanton. The committee is responsible for developing qualification criteria for Directors, reviewing Director candidates recommended by shareholders (see “Director Recommendations and Nominations” below), actively seeking, interviewing and screening individuals qualified to become Directors, recommending to the Board those candidates who should be nominated to serve as Directors, and developing and recommending to the Board the Corporate Governance Guidelines applicable to the Corporation and its subsidiaries. This Committee met one time in 2007. The Nominating Committee has a written charter, a copy of which is available on the Corporation’s website at www.mybankfirstunited.com.

Director Independence

Pursuant to Rule 4350(c)(1) of The Nasdaq Stock Market’s listing standards (the “Nasdaq Listing Standards”), a majority of the Corporation’s Directors must be “independent directors” as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Corporation’s Board of Directors has determined that David J. Beachy, M. Kathryn Burkey, Faye E. Cannon, Paul Cox, Jr., Raymond F. Hinkle, John W. McCullough, Elaine L. McDonald, Donald E. Moran, Karen F. Myers, Gary R. Ruddell, Richard G. Stanton, and Robert G. Stuck are “independent directors”, and these independent Directors constitute a majority of the Corporation’s Board of Directors. The members of the Compensation Committee and of the Nominating Committee are each an “independent director”. Each member of the Audit Committee satisfies the independence requirements of Rule 4350(d)(2) of the Nasdaq Listing Standards. In making these independence determinations, the Board, in addition to the transactions described below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”, considered the following categories of transactions: for Ms. Burkey, the Bank’s purchase of goods from an affiliated retailer; and for Ms. Myers, the Corporation’s rental of meeting space and purchase of food products in connection with training seminars, the 2007 Annual Meeting of Shareholders, and the Corporation’s annual holiday party from an affiliated facility, and the purchase of phone services from an affiliated provider.

Director Compensation

The following table provides information about compensation paid to or earned by the Corporation’s Directors during 2007 who were not named executive officers (as defined below). Messrs. Grant and Kurtz do not receive director compensation.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(1)	Total ($)
David J. Beachy	$28,600	—	—	$28,600
M. Kathryn Burkey	28,000	—	$375	28,375
Rex W. Burton (2)	4,000	—	75	4,075
Faye E. Cannon	33,100	—	670	33,770
Paul Cox, Jr.	30,500	—	700	31,200
Raymond F. Hinkle	29,300	—	400	29,700
John W. McCullough	29,600	—	—	29,600
Elaine L. McDonald	33,500	—	—	33,500
Donald E. Moran	26,100	—	375	26,475
Karen F. Myers	22,700	—	—	22,700
Gary R. Ruddell	28,300	—	—	28,300
I. Robert Rudy	21,100	—	—	21,100
Richard G. Stanton	31,800	—	—	31,800
Robert G. Stuck	32,700	—	—	32,700
H. Andrew Walls, III	25,200	—	300	25,500

(1)	Certain Directors are required to travel significantly greater distances than others to attend Board and committee meetings. The amounts shown include a travel allowance paid to these Directors.

(2)
Until the 2007 Annual Meeting of Shareholders, Mr. Burton served as a retired honorary director and was permitted to attend, but not vote at the Board meetings. Mr. Burton received a $400 fee for each meeting that he attended.

Directors who are not employees of the Corporation or the Bank receive $400 for attending each meeting of the Corporation’s Board and $400 for attending each meeting of a committee on which the director serves. Outside Directors also receive an annual retainer fee of $11,000. The Chairperson of each of the Audit Committee (Mr. McCullough), Compensation Committee (Ms. McDonald) and Nominating Committee (Mr. Moran) receives an additional annual retainer of $2,500. All directors also serve on the board of directors of the Bank. Outside directors of the Bank receive $400 for attending each meeting of the Bank’s Board and $300 for attending each meeting of a Bank Board committee on which the director serves. All directors of the Corporation and its subsidiaries are permitted to participate in the Corporation’s non-qualified Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”). A discussion of the material terms of the Deferred Compensation Plan follows the table entitled “Deferred Compensation Plan” that appears below in the section entitled “REMUNERATION OF EXECUTIVE OFFICERS”.

Attendance at Board Meetings

The Board of Directors held 11 Board meetings in 2007. Each Director who served as such during 2007 attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Recommendations and Nominations

The Nominating Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be labeled “Recommendation of Director Candidate” and be submitted in writing to: Robert W. Kurtz, Corporate Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland 21550; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of the Corporation’s capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, (v) the number of shares of the Corporation’s capital stock beneficially owned by the candidate; and (iv) the candidate’s written consent to be considered as a candidate. Such recommendation must be received by the Corporate Secretary no less than 150 days nor more than 180 days before the date of the Annual Meeting of Shareholders for which the candidate is being recommended. For purposes of this requirement, the date of the meeting shall be deemed to be on the same day and month as the Annual Meeting of Shareholders for the preceding year.

Candidates may come to the attention of the Nominating Committee from current Directors, executive officers, shareholders, or other persons. The Nominating Committee periodically reviews its list of candidates available to fill Board vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board.

In 2003, the Corporation created an “advisory council” consisting of local business owners in each of the geographic regions that we serve. The primary purpose of the advisory council is to tap the knowledge and experience of the advisory council members to better market in, expand into and serve our market areas. From time to time, promising Director candidates come to the attention of the Nominating Committee through their service on the advisory council, although such service is not a requirement of being considered for nomination. A person is typically appointed to the advisory council by the Board after being nominated by a Director, a member of our management team, or another advisory council member.

Whether recommended by a shareholder or another third party, or recommended independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Corporation shareholder or otherwise, will not be considered for nomination unless he or she maintains strong professional and personal ethics and values, has relevant management experience, and is committed to enhancing financial performance. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise or independence from the Corporation.

It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Nominating Committee or nominated by the Board of Directors. A shareholder who is entitled to vote for the election of Directors and who desires to nominate a candidate for election to be voted on at a Meeting of Shareholders may do so only in accordance with Article II, Section 4, of the Corporation’s Amended and Restated Bylaws, which provides that a shareholder may nominate a Director candidate by written notice to the Chairman of the Board or the President not less than 150 days nor more than 180 days prior to the date of the meeting of shareholders called for the election of Directors which, for purposes of this requirement, shall be deemed to be on the same day and month as the Annual Meeting of Shareholders for the preceding year. Such notice shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for Director; and (g) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board of Directors, including the outside Directors, by sending a letter to First United Corporation Board of Directors, c/o Robert W. Kurtz, Corporate Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland, 21550. The Corporate Secretary will deliver all shareholder communications directly to the Board of Directors.

The Corporation believes that the Annual Meeting of Shareholders is an opportunity for shareholders to communicate directly with Directors and, accordingly, expects that all Directors will attend each Annual Meeting of Shareholders. If you would like an opportunity to discuss issues directly with our Directors, please consider attending this year’s Annual Meeting of Shareholders. The 2007 Annual Meeting of Shareholders was attended by 13 persons who served on the Board of Directors as of the date of that meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Corporation’s consolidated audited financial statements for the year ended December 31, 2007, with Corporation management; (ii) discussed with Beard Miller Company LLP the Corporation’s independent auditors, all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as modified or supplemented; and (iii) received the written disclosures and the letter from Beard Miller Company LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the auditors the auditors’ independence. The Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements for the year ended December 31, 2007, be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

By: AUDIT COMMITTEE

David J. Beachy M. Kathryn Burkey Faye E. Cannon Paul Cox, Jr. Raymond F. Hinkle John W. McCullough Richard G. Stanton Robert G. Stuck

EXECUTIVE OFFICERS

Information about the Corporation’s executive officers is set forth below. All officers are elected annually by the Board of Directors and hold office at its pleasure. Unless indicated otherwise, officers serve in the same capacities for the Corporation and the Bank.

William B. Grant, age 54, serves as Chairman of the Board and CEO. Mr. Grant has been Chairman of the Board and CEO since 1996. Prior to holding these positions, he served as Secretary and Executive Vice President.

Robert W. Kurtz, age 61, serves as a Director and as the President, CRO, Secretary, and Treasurer. Mr. Kurtz has been a Director since 1990 and has served as President, Secretary, and Treasurer since 1997. Mr. Kurtz served as Chief Financial Officer (“CFO”) from 1997 to December 31, 2005. Prior to holding these positions, he served as Chief Operating Officer and Executive Vice President.

Jeannette R. Fitzwater, age 47, serves as Senior Vice President and Director of Human Resources. Ms. Fitzwater was appointed to these positions in 1997. Prior to this time, she served as First Vice President, Director of Marketing, and Regional Sales Manager of the Bank.

Eugene D. Helbig, Jr., age 55, serves as Senior Vice President and Senior Trust Officer. Mr. Helbig was appointed Senior Vice President in 1997 and Senior Trust Officer in 1993. Prior to serving in these capacities, he served as First Vice President of the Bank.

Steven M. Lantz, age 50, serves as Senior Vice President and Director of Lending. Mr. Lantz was appointed to these positions in 1997. Prior to this time, he served as First Vice President and Commercial Services Manager of the Bank.

Robin M. Murray, age 49, serves as Senior Vice President and Director of Retail Banking. Ms. Murray was appointed to this position in 2006. From 1997 until 2006, she served as the Bank’s Vice President & Director of Marketing and Retail Sales and Marketing Retail Service Manager.

Carissa L. Rodeheaver, age 41, serves as Senior Vice President and CFO. Ms. Rodeheaver, who is a Certified Public Accountant and Certified Financial Planner, was appointed to these positions on January 1, 2006. Prior to this time, Ms. Rodeheaver served as Vice President and Trust Department Sales Manager of the Bank from 2000 to 2004 and Vice President and Assistant Chief Financial Officer of the Corporation from 2004 to December 31, 2005.

Frederick A. Thayer, IV, age 49, serves as Senior Vice President and Director of Marketing and Strategic Planning. Mr. Thayer was appointed to this position in 2006. Prior to this time, Mr. Thayer served as Senior Vice President, Director of Sales, and CRA Officer, First Vice President, Regional Executive Officer and Regional Sales Manager of the Bank.

COMPENSATION DISCUSSION AND ANALYSIS

Both the Corporation and the Bank maintain various compensation plans and arrangements for their respective employees. All of the Corporation’s executive officers are also executive officers of the Bank. Where appropriate, these plans and arrangements are structured to apply to employees of the consolidated group. As used in the discussion that follows, the terms “we”, “us”, and “our” refer to First United Corporation and its consolidated subsidiaries unless the context clearly requires otherwise.

Overview of Compensation Philosophy and Objectives

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to significantly enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that the Company maintains strong links between executive pay and performance. Examples of procedures and actions that the Compensation Committee has recently implemented or taken include:

•	Incorporated executive sessions (without management present) into all Compensation Committee meetings;

•	Utilized an independent compensation consultant to advise on executive compensation issues;

•	Realigned compensation structures based on targeting median competitive pay;

•	Reviewed peer group performance comparisons;

•	Performed annual review for the CEO;

•	Performed annual reviews of the evaluations of all other executive officers;

•	Reviewed and revised short-term incentive plan for members of executive management; and

•	Established parameters for a long-term incentive plan for members of executive management.

Role of the Compensation Committee, Management and the Compensation Consultant

Role of the Compensation Committee

The Compensation Committee of the Corporation’s Board of Directors is composed of a minimum of three independent Directors and is appointed each year by the Corporation’s Board, considering the recommendation of the Nominating and Governance Committee, and the views of the Chairman of the Board and the CEO, as appropriate. The role of the Compensation Committee is to oversee our executive compensation and benefit plans and policies, administer our cash-based incentive and equity-based plans, and annually review and recommend for approval by the Board all compensation decisions relating to the executive officers, including the Chairman and CEO, the CFO, and the other named executive officers. The Compensation Committee submits its decisions regarding compensation to the independent Directors of the Board for approval or ratification.

Six members of our Board of Directors sit on the Compensation Committee, each of whom is an independent director under the NASDAQ listing requirements. The Compensation Committee meets throughout the year (8 times in 2007) and also takes action by written consent. The Chair of the Compensation Committee reports on committee actions at meetings of the Company’s Board.

The Compensation Committee reviews all compensation components for the Company’s CEO and other executive officers, including base salary, annual incentive awards, long-term incentive/equity grants, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise each executive’s total compensation package.

The Compensation Committee reviews CEO performance and makes decisions regarding the CEO’s compensation. The CEO makes recommendations on other executives to the Compensation Committee who then reviews these recommendations and, if approved, submits such recommendations to the Board for ratification. Input and data from the CEO, CFO, Human Resources and outside consultants and advisors are provided as a matter of practice and as requested.

The Compensation Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. Details on the Compensation Committee’s function are more fully described in its charter, which has been approved by the Board of Directors. The Compensation Committee’s charter is located on the Corporation’s website at www.mybankfirstunited.com.

Role of the Compensation Consultant & Management

We utilize the services of outside advisors and consultants throughout the year as they relate to executive compensation. In 2007, the Compensation Committee engaged the services of DolmatConnell & Partners, Inc. (“DCP”) and Pearl Meyer & Partners (“PM&P”), both of which are independent executive and board compensation consulting firms. These consultants reported directly to the Compensation Committee. The Compensation Committee has direct access to any advisors it needs for issues related to executive compensation and benefits.

The Compensation Committee engaged DCP to assist it with the adoption of the Omnibus Equity Compensation Plan and the Change in Control Severance Plan (the “Severance Plan”). PM&P was engaged to conduct a comprehensive total compensation review for executives and board of directors. The Compensation Committee also relied on the consultant to provide ongoing advice, data and perspectives on market and best practices on issues related to executive and Board compensation. This advice is requested and utilized as needed to support the Compensation Committee’s decisions and review processes.

The Compensation Committee occasionally requests one or more members of top management to be present at Compensation Committee meetings where executive compensation and corporate or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only independent Compensation Committee members are allowed to vote on decisions regarding executive compensation.

The Compensation Committee meets with the CEO to discuss his own performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Compensation Committee’s deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the CEO, as well as input from the compensation consultant as requested to make decisions regarding other executives.

Elements of Executive Compensation

In 2007, total annual compensation for our named executive officers consisted of base salary, annual cash incentive awards (Executive Pay for Performance Plan) and benefits (broad employee benefits and executive benefits). In 2007, the Bank received shareholder approval to make equity and incentive awards under the Corporation’s Omnibus Equity Compensation Plan. No awards were made from this plan during 2007. The material terms and process for determining each form of compensation are described below.

Salary - Executive salaries are evaluated periodically by the Compensation Committee and are based upon an array of qualitative factors including functional area management, contribution to our overall financial results, and leadership development. In addition, a compensation review is completed each year to compare our executive salaries to the median salaries of a peer group consisting of financial institutions of similar size and within a designated geographic area. The Compensation Committee also considers recommendations from the Chairman and CEO regarding salaries for the executives based upon his evaluation of their performance. Management provides to the Compensation Committee historical and prospective breakdowns of the salary history for each executive officer. It is the Compensation Committee’s intention to set executive salaries at levels sufficient to attract and retain a strong motivated leadership team.

Executive Pay for Performance Plan (EPP) - The EPP is our annual cash incentive award program which rewards for our overall performance. The EPP is designed to reward executives as a team, rather than focusing on individual contributions. Incentive goals for the EPP are selected each year by the Compensation Committee to reflect our core financial objectives. For 2007, our goals were based upon Return on Equity (ROE), Earnings per Share (EPS) and the Efficiency Ratio. Each executive has a target award which is defined as a percentage of base salary and reflects the executive’s management role. Actual awards are determined based on our performance relative to the three financial goals. The incentive goals are established at the start of each year in conjunction with the budgetary approval process by the Board of Directors. The Compensation Committee is responsible for selecting and recommending the EPP goals with final approval by the Board of Directors. At year-end, the Compensation Committee reviews our projected performance for the year and makes a determination as to whether awards under the EPP are payable for the year. If so, awards are paid in the first quarter of the following year. For the 2007 plan, both a target goal and payout and a maximum performance goal (102% of target goal) and payout (125% of target payout) were established. If we achieved the target goal, then the target award would be paid. If we achieved or exceeded the maximum goal, then the maximum award would be paid. No award would be paid for performance below target.

Equity/Incentive Compensation - At the 2007 Annual Meeting of Shareholders, the shareholders of the Corporation approved the Omnibus Equity Compensation Plan. The Plan permits the Compensation Committee, in its sole discretion, to grant various forms of incentive awards. The Compensation Committee has the power to grant stock options, stock appreciation rights, stock awards, stock units, performance units, dividend equivalents, and other stock-based awards. The purpose of the Plan is to align the interests of our executive team and Board members with shareholder interests, as well as to encourage a long-term perspective of performance and provide an effective means to attract and retain top talent. Although no awards were granted during 2007, the Compensation Committee reviewed alternative grant strategies with its consultant and intends to make awards during fiscal year 2008.

401(k) Profit Sharing Plan - Because we believe that every employee should have the ability to accrue retirement benefits, we adopted the 401(k) Profit Sharing Plan, which is available to all employees, including executive officers, on the first of the month following completion of 30 days of service to the Corporation and its subsidiaries. In addition to contributions by participants, the plan contemplates employer matching and discretionary contributions to the accounts of participants. We believe that matching contributions encourage employees to participate and thereby plan for their post-retirement financial future. During 2007, we made a contribution equal to 50% of the amount of the salary contribution made by the employee, up to 6%. Beginning with the 2008 plan year, we have enhanced the match formula to 100% on the first 1% of salary reduction and 50% on the next 5% of salary reduction. This match is accrued for all employees, including executive officers, immediately upon entering the plan on the first day of the month following the completion of 30 days of employment. We may also contribute a Qualified Matching Employer Contribution (“QMAC”) annually. The employee must be a plan participant and be actively employed on the last day of the plan year to share in either the employer matching contribution or the QMAC.

Pension Plan - We believe that every employee should share in our success and have the ability to accrue retirement benefits. All employees are eligible to participate in the Pension Plan, which is a qualified defined benefit plan, upon completion of one year of service and the attainment of the age of 21. Retirement benefits are determined using an actuarial formula that takes into account years of service and average compensation. Normal retirement age for the defined benefit pension plan is 65 years of age with the availability of early retirement at age 55. Pension benefits are fully vested after 5 years of service.

Supplemental Executive Retirement Plan (SERP) - The Bank adopted the SERP to ensure that executives reach a targeted retirement income. The SERP recognizes the value that our executives bring to the organization and rewards them for their long-term service commitments. The SERP is available only to a select group of management or highly compensated employees, including the named executive officers. The SERP was created to overcome qualified plan regulatory limits or the “reverse discrimination” imposed on highly compensated executives due to IRS contribution and compensation limits. The SERP benefit is equal to 2.5% of the executive’s Final Pay for each year of service through age 60 (up to a maximum of 24 years) plus 1% of Final Pay for each year of service after age 60 (up to a maximum of 5 years), for a total benefit equal to 65% of Final Pay. We chose this plan design to provide competitive retirement benefits and to encourage long and faithful service. The SERP benefits are offset by any accrued benefits payable under the Company Pension Plan and 50% of the social security benefits received by the participant. We designed the SERP primarily to supplement benefits payable under the Pension Plan and, as such, we felt that it would be most appropriate to measure SERP benefits using an actuarial formula (i.e., years of service and final pay) similar to that used under the Pension Plan. For purposes of the SERP, “Final Pay” means a participant’s annual salary for the year in which a Separation from Service (as defined in the SERP) occurs plus the greater of (i) the maximum targeted cash bonus for that year or (ii) the actual cash bonus paid for the year immediately preceding the year in which the Separation from Service occurred.

Each of the named executive officers has been credited with 24 years of service, regardless of actual years of service, to minimize certain income taxes imposed under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that could arise in connection with the Severance Plan that was adopted by the Corporation in February 2007. We excluded the SERP benefits payable to Mr. Grant from the Internal Revenue Code Section 280G limitation in recognition of his importance to our organization and the fact that the risk that he would be terminated following a change in control is likely greater than for other executives.

If the participant dies prior to retirement, the SERP benefit will be reduced by the amount of any death benefit payable to the participant’s designated beneficiaries under the Supplemental Life Insurance benefit provided through the Bank Owned Life Insurance (BOLI) policies. The SERP and supplemental insurance were designed in tandem so that in no event will the sum of the SERP benefit paid upon death and the insurance benefits paid under the BOLI policy exceed the normal retirement SERP benefit earned to date of death. (See description of BOLI policy below).

Split Dollar Life Insurance (through Bank Owned Life Insurance - BOLI) - The Bank purchased policies of BOLI, which are insurance policies on the lives of our officers, to help offset the costs of providing benefits under all benefit plans and arrangements. The Bank is the sole owner of these BOLI policies, has all rights with respect to the cash surrender values of these BOLI policies, and is the sole death beneficiary under these BOLI policies. Because we believe that it is important to reward our officers for their loyalty and service, we have agreed to assign a portion of the cash benefits payable under these BOLI policies to their estates in the event they die while employed. The insurance benefit for each of the Bank’s executive officers is the present value of the projected SERP benefit at normal retirement age (as defined in the plan) reduced by the participant’s projected income tax on that benefit.  For non-executive officers, the benefit is $25,000.

The BOLI benefits program and the SERP were adopted several years ago after consultation with Charon Planning, a benefits and BOLI administration firm hired by the Board of Directors. Although management was involved in the consultative process, major decisions with respect to these plans, including the decision to adopt and implement them, were made by the Board of Directors.

Deferred Compensation Plan-Each of our Directors and those executives selected by the Compensation Committee are permitted to participate in the Deferred Compensation Plan. In addition to Director and employee deferrals, the Deferred Compensation Plan contemplates discretionary employer contributions to a participant’s account. To date, no discretionary contributions have been made.

Change in Control Severance Plan—Each of our executive officers participates in our Severance Plan and has entered into individual Change in Control Severance Agreements. The Severance Plan is administered by the Compensation Committee. Each Severance Agreement generally provides that, if the participant’s employment is terminated by the Corporation without “Cause” (as defined in the Severance Agreement) or by the participant for “Good Reason” during the period commencing on the date that is 90 days before a “Change in Control” (as defined in the Severance Plan) and ending on the first anniversary of a Change in Control (the “Protection Period”), he or she will be entitled to receive a lump sum cash payment equal to two times (2.99 times for Mr. Grant) his or her Final Pay, the immediate vesting of all equity-based compensation awards that have been granted to the participant, continued coverage for 24 months under the Corporation’s group health and dental plan (or, if the participant is not eligible for such coverage, a monthly cash payment equal to the monthly premium for a similar policy), and outplacement services for up to 12 months. For all participants other than Mr. Grant, the Severance Agreement provides that the amount of all severance benefits described above, plus the amount of all benefits under any other plan or arrangement, the payment of which is deemed to be contingent upon a change in the ownership or effective control of the Corporation (as determined under Section 280G of the Internal Revenue Code), may not exceed 2.99 times the participant’s “annualized includable compensation for the base period”. In the event the amount of the benefits payable to Mr. Grant under his Severance Agreement and all other arrangements the payment of which is deemed to be contingent on a Change in Control exceeds 2.99 times his annualized includable compensation for the base period, he will be entitled to a tax gross-up payment from the Corporation to cover any excise tax imposed by Section 4999 of the Internal Revenue Code or any similar state or local tax law, and any interest or penalties payable with respect to such taxes, on the amount of such benefits and the gross-up tax payment.

Perquisites - Perquisites are provided to executive officers at the discretion of the Compensation Committee and are reviewed periodically. In 2007, perquisites provided to executive officers, including the named executive officers, included the payment of a long-term disability insurance policy premium which is paid for all full-time employees. In addition, Mr. Grant was provided with the use of a company-owned automobile.

2007 Compensation Decisions (Analysis and Actions)

2007 Base Salaries

Base compensation is targeted to recognize each executive officer’s value, performance and historical contributions to our success in light of salary standards in the marketplace. The Bank has not traditionally increased base salaries annually. During 2007, the Compensation Committee worked with PM&P to conduct a comprehensive market analysis of executive compensation. The project was not complete until late in the year and the Compensation Committee elected to not make general base salary increases for 2007. However, two executive officers, Carissa Rodeheaver and Robin Murray, received a salary increase in recognition of their expanded levels of responsibility and to bring their compensation more in line with the market. Going forward, the Committee intends to review base salaries annually and may consider increases as appropriate to maintain competitive position.

2007 Executive Pay for Performance Plan Awards

The 2007 targeted financial goals under our EPP were as follows:

•	Return on shareholder’s equity of 12.56%

•	Earnings per share of $2.19

•	Efficiency ratio of 62.23%

These goals were set by the Board of Directors as part of the Bank’s budget planning process which takes into consideration strategic planning and expansion objectives.

Each executive has a target incentive opportunity which was defined based on the demands of their duties and a comparison of their total compensation with comparable total compensation packages for similar positions within our peer group. Forty percent of the incentive award is allocable to achievement of the goal for return on shareholders’ equity, 40% is allocable to achievement of the goal for earnings per share, and the remaining 20% is allocable to achievement of the goal for efficiency ratio. Individual awards were defined as a percentage of the executive’s base salary, and the percentage was established to reflect each executive’s position in the Corporation. Messrs. Grant and Kurtz were differentiated due to the broad range of responsibilities in their respective roles.  The incentive can be paid in part or in whole, depending upon which and to what extent goals are achieved.

The following table shows the target and maximum incentive awards (as percentage of base salary) for meeting defined bank performance goals:

	Target %	Maximum %
William B. Grant	40%	50%
Robert W. Kurtz	30%	37.5%
Carissa L. Rodeheaver	20%	25%
Steven M. Lantz	20%	25%
Eugene D. Helbig	20%	25%

The actual financial results for 2007 were as follows:

•	Return on shareholders’ equity of 12.70%

•	Earnings per share of $2.08

•	Efficiency ratio of 63.02%

At the end of the year, the CEO provided the Compensation Committee with a summary of performance relative to the key financial results for the incentive plan, as well as other key financial measures related to our performance. It was acknowledged by the Compensation Committee that our 2007 performance was impacted by our decision to restructure the investment portfolio in order to enhance long-term financial performance. This restructuring resulted in a recognized loss in the investment portfolio. While these changes should provide long-term benefits to us, the impact of the loss impacted our short-term performance results. We did meet all financial goals when calculated exclusive of the non-recurring loss and the associated income and taxes.

In addition to the financial results, the CEO summarized executive contributions and performance, although the incentive plan rewards solely for our consolidated results. The Compensation Committee also considered information comparing pay and performance data reviewed in conjunction with the peer group review conducted by PM&G (see “Competitive Review and Benchmarking” summary below).

Overall, the Committee felt that the executive performance was strong in 2007, and believed the securities loss was a short-term negative impact but ultimately beneficial to the Corporation and its shareholders. In consideration of the solid performance, and in consideration of executive total compensation relative to peers for comparable performance, the Compensation Committee voted to award incentives at target for 2007.

Adoption of the Severance Plan

After consulting with DCP, the Compensation Committee determined it was in the best interest of the Corporation to establish severance agreements for the executive management team. The Committee believes that the use of such severance plans are a best practice for organizations of similar size. When a corporation undergoes a change in control, it often triggers a change in executive management, which can disrupt the continuity of the corporation’s business and affairs and adversely impact shareholder value. Severance agreements provide an effective tool to support a smooth transition and to insure the cooperation and best efforts of management. Section 280G of the Internal Revenue Code imposes an excise tax on all payments that are contingent on a change in control to the extent they exceed 2.99 times the participant’s annualized includable compensation. Additionally, the paying corporation is not entitled to deduct that excess as compensation expense. As this limit is inclusive of all types of compensation and benefits that are contingent on a change in control, the Committee chose to limit Severance Plan payments to all but Mr. Grant to 2.00 times annualized includable compensation to minimize the possibility that the Section 280G limit would be exceeded. In recognition of Mr. Grant’s duties as the Chairman and CEO, the Compensation Committee elected to set Mr. Grant’s lump sum cash payment under the Severance Agreement to 2.99 times his annualized includable compensation and to pay any tax gross-up that might be required for exceeding the Section 280G limit.

Incentive/Equity Awards

No awards were granted under our Omnibus Equity Compensation Plan during 2007. However, during 2007, the Compensation Committee worked with PM&P to review equity compensation approaches and discuss considerations for incorporating share-based compensation in executive and Board compensation programs going forward. The objective was to develop an equity compensation approach that supported our philosophy to align compensation with long-term shareholder interests.

Other 2007 Decisions

Due to the inception of performance based incentive compensation plans for both executive officers and employees, the Compensation Committee chose not to make any discretionary profit sharing contributions or payments in 2007 under the 401(k) Profit Sharing Plan.

Competitive Review and Benchmarking

As stated above, the Compensation Committee engaged PM&G during 2007 to conduct a comprehensive market analysis and to provide recommendations related to the executive compensation program going forward. In addition, the Committee requested assistance in reviewing Board of Directors compensation as well as determining an appropriate strategy for allocating stock under the Bank’s newly approved Omnibus Equity Compensation Plan.

Understanding the industry landscape is one element the Compensation Committee considers in setting program targets and making compensation decisions. The Compensation Committee’s consultant defined a peer group of institutions of similar asset size, regional location and business model. This peer group was used for both the executive and board competitive reviews. The peer group includes 22 institutions ranging from approximately half to two times our size, and in similar geographic regions. The objective is to position us at approximately the median. The 2007 peer group was as follows:

ACNB Corporation	Franklin Financial Services
American National Bankshares	Harleysville National Corporation
First Chester County Corporation	Leesport Financial Corporation
City Holding Company	Omega Financial Corporation
FNB Corporation	Orrstown Financial Services
Citizens & Northern Corporation	Peoples Bancorp Inc.
Camco Financial Corporation	Sandy Spring Bancorp
First Mariner Bancorp	Severn Bancorp, Inc.
First Community Bancshares	Shore Bancshares, Inc.
CNB Financial Corporation	Summit Financial Group
Cardinal Financial Corporation	Univest Corporation of Pennsylvania

The comparable companies will be reviewed periodically and may change slightly depending on changes in the market place, acquisitions, divestitures and our business focus and/or the makeup of our peers.

In addition to the peer group, the consultant included data from other industry data bases and surveys including Watson Wyatt Financial Institutions Benchmark Survey and Mercer Financial Services Survey. All data sources reflected an appropriate scope perspective. Data and competitive perspective were assessed relative to base salary, short term incentives, total cash compensation, equity/long-term incentives, total direct compensation, benefits and other compensation and total compensation. The Compensation Committee reviewed data individually and in aggregate. Data from this analysis was used to develop base salary, short-term and long-term incentive pay guidelines for 2008 and to serve as a reference for ongoing pay related decisions.

Relationship Between Our Performance and Executive Compensation

The Compensation Committee believes that the compensation paid to executive officers should be closely tied to our performance on both a short-term and long-term basis. Accordingly, our goal is to structure our total compensation programs to provide a significant focus on enhancing our overall financial performance. During 2007, this was accomplished through our EPP. In 2008, we will also use long-term incentives to align our executive and Board interests’ with shareholders and encourage a long-term perspective of performance. Overall, we believe that a performance-based compensation program should assist us in attracting, motivating and retaining the quality executives critical to our long-term success.

Equity/Security Ownership Requirements

We encourage our directors and officers to maintain an ownership stake in the Corporation, but we do not require our officers to satisfy any minimum stock ownership level. Under Maryland banking law, however, each Director must own stock of the Corporation equal to at least $500.

Accounting and Tax Considerations

We have structured our non-qualified deferred compensation arrangements so that they comply with Section 409A of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. In addition, as noted above, with the exception of Mr. Grant, we structured the Severance Plan and the related Severance Agreements so as to minimize the risk that the total compensation paid to an executive in connection with a change in control transaction would exceed the limit established pursuant to Internal Revenue Code Section 280G.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By:	COMPENSATION COMMITTEE

Elaine L. McDonald, Chairperson M. Kathryn Burkey Faye E. Cannon Raymond F. Hinkle Richard G. Stanton Robert G. Stuck

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board who performed the functions of the Compensation Committee at any time during the last completed fiscal year were: M. Kathryn Burkey, Faye E. Cannon, Raymond F. Hinkle, Elaine L. McDonald, Richard G. Stanton and Robert G. Stuck. Mr. Stanton served as the Chairman of the Board, President and CEO of the Corporation until June 1, 1996.

REMUNERATION OF EXECUTIVE OFFICERS

The following table sets forth for the last two fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to the Corporation’s Chairman and Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers as of December 31, 2007 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2007 (the CEO, CFO and such other officers are referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE

					Change in
					pension value
					and non-
				Non-equity	qualified
				incentive	deferred
				plan	compensation	All other
Name and		Salary	Bonus	compensation	earnings	compensation	Total
principal position	Year	($)	($) (2)	($) (2)	($) (3)	($) (4)(5)	($)
William B. Grant,
Chairman/CEO (1)	2007	$250,000	N/A	$100,000	0	$9,705	$359,705

	2006	$250,000	N/A	0	$723,863	11,550	985,413

Robert W. Kurtz,
President/CRO (1)	2007	170,000	N/A	51,000	0	3,583	224,583

	2006	163,269	N/A	0	102,517	3,825	269,611

Carissa L.
Rodeheaver, SVP /	2007	145,796	N/A	29,500	36,258	5,360	216,914
CFO
	2006	115,579	N/A	0	68,079	4,581	188,239

Steven M. Lantz,
SVP / Chief Lending	2007	162,500	N/A	32,500	35,576	7,062	237,638
Officer
	2006	162,500	N/A	0	37,904	9,193	209,597

Eugene D. Helbig,
SVP / Senior Trust	2007	125,000	N/A	25,000	51,789	9,140	210,929
Officer
	2006	125,000	N/A	0	59,307	10,118	194,425

(1)	Messrs. Grant and Kurtz also serve as directors of the Corporation and of the Bank but receive no separate remuneration for such service.

(2)
The Corporation’s only bonus plan for the named executive officers is the Executive Pay for Performance Plan, which, for purposes of the Summary Compensation Table, is reflected in the column entitled “Non-equity incentive plan compensation”. The amounts shown for 2007 reflect incentives earned for 2007, but actually paid in 2008.

(3)
Amounts for 2007 relate to changes in the present value of the accumulated benefit (PVAB) of the Pension Plan and the SERP from the previous year end. Changes in value for the Pension Plan in 2007 were: Mr. Grant, $50,828; Mr. Kurtz, $126,461; Ms. Rodeheaver, $11,338; Mr. Lantz, $53,695; and Mr. Helbig, $70,169. Changes in value for the SERP in 2007 were: Mr. Grant, -$489,207; Mr. Kurtz, -$156,744; Ms. Rodeheaver, $24,920; Mr. Lantz, -$18,119; and Mr. Helbig, -$18,380. The amounts in this column for Mr. Grant, Mr. Kurtz, Mr. Lantz and Mr. Helbig were negative due to a decrease in the present value in the SERP plan as a result of decreased total compensation in 2007 as compared to 2006. Amounts in this column for Mr. Grant and Mr. Kurtz are shown as $0, as the combined value of these sources of compensation for 2007 produced a negative amount which would have significantly reduced the resulting total compensation amount. No named executive officer received preferential or above-market earnings on any compensation that was deferred under the Deferred Compensation Plan in 2007.

(4)
Amounts for 2006 relate to changes in the accumulated PVAB of the Pension Plan and the SERP from the previous year end. Changes in value for the Pension Plan in 2006 were: Mr. Grant, $35,289; Mr. Kurtz, $66,409; Ms. Rodeheaver, $8,783; Mr. Lantz, $34,050; and Mr. Helbig, $37,865. Changes in value for the SERP in 2006 were: Mr. Grant, $688,574; Mr. Kurtz, $36,108; Ms. Rodeheaver, $59,296; Mr. Lantz, $3,854; and Mr. Helbig, $21,442. No named executive officer received preferential or above-market earnings on any compensation that was deferred under the Deferred Compensation Plan in 2006.

(5)
Amounts for both 2006 and 2007 include premiums related to BOLI and group term life insurance available to all employees, matching contributions to the 401(k) plan and any sold vacation. For 2007, (i) the dollar value to the named executive officers of premiums related to the BOLI benefits plan and the Corporation’s group life insurance program available to all employees is as follows: Mr. Grant, $882; Mr. Kurtz, $3,583; Ms. Rodeheaver, $249; Mr. Lantz, $1,328; and Mr. Helbig, $2,204; (ii) matching contributions made by the Corporation for each executive officer under the Corporation’s 401(k) Profit Sharing Plan as follows: Mr. Grant, $7,563; Mr. Kurtz, $0; Ms. Rodeheaver, $4,381; Mr. Lantz, $4,915; and Mr. Helbig, $3,888; (iii) discretionary matching contributions to the 401(k) plan for all plan participants in 2007: Mr. Grant, $1,260; Mr. Kurtz, $0; Ms. Rodeheaver, $730; Mr. Lantz, $819; and Mr. Helbig, $648; and (iv) $2,404 received by Mr. Helbig upon waiver of a week’s vacation pursuant to the Corporation’s Buy/Sell Vacation Plan.

The various elements of executive compensation are summarized below and, where an element involves a written plan or agreement, are qualified in their entireties by such plan or agreement. It should be noted that the Severance Plan was adopted in February 2007, which is also summarized below.

Employment Arrangements

All executive officers are employed on an at-will basis and are not parties to any written employment agreement. Executive compensation consists of two principal elements: (i) base salary; and (ii) incentive compensation, consisting of amounts payable under the EPP.

Salaries proposed to be paid in 2008 for the named executive officers are as follows: Mr. Grant, $257,500; Mr. Kurtz, $176,000; Ms. Rodeheaver, $182,000; Mr. Lantz, $170,000; and Mr. Helbig,$140,000. For 2008, a long-term share-based element will be added.

Executive Pay for Performance Plan

As mentioned above, the Corporation maintains an EPP that rewards executives when the Corporation attains certain performance goals. The following table provides information about grants that could have been earned in 2007 and paid in 2008 pursuant to those grants upon satisfaction of the conditions set forth above.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Annual Payouts Under Non-Equity Incentive Plan Award
Name	Date	Threshold	Target	Maximum
William B. Grant	2007	$0	$100,000	$125,000
Robert W. Kurtz	2007	0	51,000	63,750
Carissa L. Rodeheaver	2007	0	29,500	36,875
Steven M. Lantz	2007	0	32,500	40,625
Eugene D. Helbig	2007	0	25,000	31,250

The following table provides information about the actual awards earned by each of the executive officers in 2007, as disclosed in the Summary Compensation Table:

	Target % (of Salary)	Total Payout	ROE Portion (40% of Award)	EPS Portion (40% of Award)	Efficiency Ratio (20% of Award)
William B. Grant	40%	$100,000	$40,000	$40,000	$20,000
Robert W. Kurtz	30%	$51,000	$20,400	$20,400	$10,200
Carissa L. Rodeheaver	20%	$29,500	$11,800	$11,800	$5,900
Steven M. Lantz	20%	$32,500	$13,000	$13,000	$6,500
Eugene D. Helbig	20%	$25,000	$10,000	$10,000	$5,000

Bank-Owned Life Insurance

BOLI is insurance on the lives of the Bank’s executive and certain other officers. The Bank purchased BOLI policies in the aggregate amounts of $18 million in 2001, $2.3 million in 2004, and $2.8 million in 2006. Participation in the BOLI benefits program can be terminated for any reason, at any time, by either the Bank or the covered officer. The Bank intends to terminate each covered officer’s participation at retirement. For information about benefits that would be paid to each of the named executive officers under these split-dollar arrangements, as of December 31, 2007, if he or she were to die while employed, see the table that is included below under “Benefits Upon a Separation From Service”.

Pension Benefits

All employees are eligible to participate in the Pension Plan upon completion of one year of service and the attainment of the age 21. A year of service is defined as the completion of 12 consecutive months of employment during which the employee worked at least 1,000 hours. Full vesting occurs after 5 years of service.

The SERP is available only to a select group of management or highly compensated employees. The SERP was created to overcome qualified plan regulatory limits or the “reverse discrimination” imposed on highly compensated executives due to IRS contribution and compensation limits. Information about the benefits payable to each of the named executive officers under the Pension Plan and the SERP is provided in the following table.

PENSION BENEFITS

			Present	Payments
		Number of	value of	during
		years credited	accumulated	last fiscal
		service	benefit	year
Name	Plan Name	(#) (1)	($) (2) (3)	($)
William B. Grant	Pension Plan	29	$422,412	$0
	SERP	29	642,051	0

Robert W. Kurtz	Pension Plan	35	883,605	0
	SERP	35	361,709	0

Carissa L. Rodeheaver	Pension Plan	16	57,832	0
	SERP	24	84,216	0

Steven M. Lantz	Pension Plan	21	235,504	0
	SERP	24	218,325	0

Eugene D. Helbig	Pension Plan	22	308,520	0
	SERP	24	288,049	0

(1)	No named executive officer’s benefits are augmented due to any credited years of service over actual years of service.

(2)
The amounts listed as the present accumulated benefits for SERP reflect the dollar for dollar offset for the accumulated benefits payable under the Pension Plan and 50% of the estimated social security benefits to be received by the participant and are based on actual years of service. In calculating the present value of accumulated benefits for SERP, the following assumptions were used: Mortality - 1994 GAR; discount rate of 6.0%; assumed retirement age of 60 or attained age if later; annuity factor at retirement based on 5% discount.

(3)
All employees are eligible to participate in the pension plan upon completion of one year of service and the attainment of the age 21. A year of service is defined as the completion of twelve consecutive months of employment during which the employee worked at least 1,000 hours. In calculating the present value of the accumulated benefits for the pension plan, the following assumptions were used: Mortality - UP84, -3 setback; discount rate of 6.00%; assumed retirement age of 65; normal form of benefit - 10 year certain and continuous annuity. Compensation limits under 401(a) (17) are taken into account for these calculations.

SERP

The SERP provides supplemental retirement income to certain senior executives of the Bank designated by the Bank’s Board of Directors. The named executive officers are also executives of the Bank and have been designated for coverage under the SERP. As discussed above, each of the named executive officers has been credited with 24 years of service. In the event a named executive officer voluntarily terminates employment without good reason, his or her credited years of service will revert to actual years of service as of the date of termination. Future participants in the plan will be credited with actual years of service.

The normal retirement SERP benefit is paid following Normal Retirement, which is defined as a Separation from Service (as defined in the SERP) after attaining age 60 and providing at least 10 years of service. Each participant is entitled to elect, upon initial participation, whether to receive the benefit in a single lump sum or in the form of a lifetime annuity, a 10-year guaranteed payment lifetime annuity, a 50% joint and survivor annuity, a 75% joint and survivor annuity, or a 100% joint and survivor annuity. Annuity payments will be made on a monthly basis and are subject to actuarial adjustments. Payments under a lifetime annuity will be determined based on the expected remaining number of years of life for the annuitant and actuarial tables as of the time the annuity begins. Payments under any form of annuity other than a lifetime annuity will be determined using the same actuarial equivalent assumptions used for the Pension Plan. If a participant fails to make an election, then he or she will receive the benefit as a lifetime annuity.

A participant vests in his or her accrued normal retirement SERP benefit upon ten years of service, upon Normal Retirement, upon a Separation from Service due to Disability (as defined in the SERP), and upon the participant’s death. Upon a Separation from Service following a Change in Control (as defined in the SERP) and a subsequent Triggering Event (as defined in the SERP), a participant will vest in the greater of (i) 60% of Final Pay or (ii) his or her accrued normal retirement SERP benefit through the date of the Separation from Service.

Generally, the distribution of a participant’s SERP benefit will begin following the participant’s Normal Retirement. If the participant suffers a Separation from Service due to death or following a Disability, then the participant or his or her designated beneficiaries will receive a lump sum payment equal to the actuarial equivalent of his or her accrued SERP benefit. If the participant suffers a Separation from Service other than due to “Cause” (as defined in the SERP) after ten years of service but prior to Normal Retirement, then he or she will receive the normal retirement SERP benefit that has accrued through the date of the Separation from Service at age 60, in the form elected. If the participant suffers a Separation from Service following a Change in Control and subsequent Triggering Event, then the distribution of his or her normal retirement SERP benefit that has accrued through the date of the Separation from Service will begin, in the form elected, once the participant reaches age 60. If the participant dies following the commencement of distributions but prior to the complete distribution of his or her vested and accrued SERP benefit, then distributions will be paid to his or her beneficiaries only if he or she chose a joint and survivor annuity form of distribution or a 10-year guaranteed payment lifetime annuity (and then only until the guaranteed payments have been made).

A participant will lose all SERP benefits if he or she is terminated for Cause. In addition, each participant has agreed that the receipt of any SERP benefits is conditioned upon his or her (i) refraining from competing with the Corporation and its subsidiaries in their market areas for a period of three years following his or her Separation from Service, (ii) refraining from disclosing the Corporation’s confidential information following a Separation from Service, and (iii) remaining available to provide up to six hours of consultative services for twelve months after his or her Separation from Service. Items (i) and (iii) do not apply, however, if the Separation from Service results from a Change in Control and subsequent Triggering Event. If a participant breaches any of these conditions, then he or she is obligated to return all SERP benefits paid to date plus interest on such benefits at the rate of 10% per year.

In calculating the present value of accumulated benefits, the following assumptions were used: Mortality - 1994 GAR; discount rate of 6.0%; assumed retirement age of 60 or attained age if later; annuity factor at retirement based on 5% discount.

For information about benefits that would be paid to each of the named executive officers under the SERP upon a separation from service as of December 31, 2007, see the table that is included below under “Benefits Upon a Separation From Service”.

Deferred Compensation Plan

Executives selected by the Compensation Committee and directors of the Corporation and its subsidiaries are permitted to participate in the Deferred Compensation Plan, which permits directors and executives to elect, each year, to defer receipt of up to 100% of their directors’ fees, salaries and bonuses, as applicable, to be earned in the following year. The deferred amounts are credited to an account maintained on behalf of the participant (a “Deferral Account”) and are deemed to be invested in certain investment options established from time to time by the Plan trustee. Additionally, the Corporation may make discretionary contributions for the benefit of a participant to an Employer Contribution Credit Account (the “Employer Account”), which will be deemed to be invested in the same manner as funds credited to the Deferral Account. Each Deferral Account and Employer Account is credited with the gain or loss generated on the investments in which the funds in those accounts are deemed to be invested, less any applicable expenses and taxes. All funds are held in a Rabbi Trust. There have been no discretionary contributions made to the Employer Account.

A participant is at all times 100% vested in his or her Deferral Account. The Corporation is permitted to set a vesting date or event for the Employer Account, and such date may be based on the performance by the participant of a specified number of completed years of service with the Corporation, may be based on the participant’s performance of specified service goals with respect to the Corporation, may be limited to only certain termination of employment events (e.g., involuntary termination, those following a change of control, etc.), or may be based on any other standard, at the Corporation’s sole and absolute discretion. Notwithstanding the foregoing, a participant will become 100% vested in his or her Employer Account if he or she terminates employment (or, in the case of a participant who is a non-employee director, terminates membership on the Board of Directors) because of death or Total and Permanent Disability (as defined in the Deferred Compensation Plan). Each participant will also become 100% vested in his or her Employer Account in the event of a Change in Control (as defined in the Plan). To date, the Corporation has not made any contributions to the Employer Account of any participant.

Generally, a participant is entitled to choose, pursuant to an election form, the date on which his or her account balances are to be distributed, subject to any restrictions imposed by the Corporation and the trustee under the Rabbi Trust in their sole and absolute discretion and applicable law. If a participant fails to select a distribution date, then distributions will begin on or about the date of the participant’s termination of employment or director status with the Corporation. The participant may choose whether his or her account balances are to be distributed in one lump sum or in ten equal annual installments. If a participant fails to elect a payment date or the method of payment, then the account balances will be distributed in one lump sum following termination of employment. If distributions are made in installments, then the undistributed balance will continue to be deemed invested in the chosen investment options, and the accounts will be credited or debited accordingly, until all amounts are distributed.

If a participant dies or experiences a Total and Permanent Disability before terminating his or her employment or director status with the Corporation and before the commencement of payments, then the entire balance of the participant’s accounts will be paid to the participant or to his or her named beneficiaries, as applicable, as soon as practicable following death or Total and Permanent Disability. If a participant dies after the commencement of payments but before he or she has received all payments to which he or she is entitled, then the remaining payments will be paid to his or her designated beneficiaries in the manner in which such benefits were payable to the participant. Upon a Change in Control, the entire balance of a participant’s accounts will be paid in a single lump sum payment.

The Deferred Compensation Plan provides for limited distributions in the event of certain financial hardships.

Section 409A of the Code imposes certain restrictions on the timing of distributions to participants who are “key employees” of the Corporation, and these restrictions could impact the timing of distributions under the Deferred Compensation Plan.

The following table provides information relating to amounts deferred by or for the benefit of the named executive officers in 2007 under the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY (1) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
William B. Grant	$0	$0	$10,070	$0	$369,782
Robert W. Kurtz	0	0	0	0	0
Carissa L. Rodeheaver	0	0	0	0	0
Steven M. Lantz	12,500	0	590	0	25,755
Eugene D. Helbig	0	0	0	0	0

(1) This column represents the investment income on the aggregate account balance in the named officer’s account for the last fiscal year. Balances are invested in various managed asset portfolio [MAP] accounts, selected by the named officer, in the Trust department of First United Bank & Trust.

Severance Plan

Each Severance Agreement generally provides that, if the participant’s employment is terminated by the Corporation without “Cause” (as defined in the Severance Agreement) or by the participant for “Good Reason” during the period commencing on the date that is 90 days before a “Change in Control” (as defined in the Severance Plan) and ending on the first anniversary of a Change in Control (the “Protection Period”), he or she will be entitled to (i) receive a lump sum cash payment equal to two times (2.99 times for Mr. Grant) his or her Final Pay, (ii) the immediate vesting of all equity-based compensation awards that have been granted to the participant (that have not been exercised or paid or expired or lapsed pursuant to their terms), (iii) continued coverage for 24 months under the Corporation’s group health and dental plan (or, if the participant is not eligible for such coverage, a monthly cash payment equal to the monthly premium for a similar policy), and (iv) outplacement services for up to 12 months. For purposes of the foregoing, the term “Final Pay” means the participant’s annual base salary for the year in which the termination occurs, plus the greater of (x) his or her targeted cash bonus for that year or (y) the actual cash bonus earned for the year immediately preceding the year of termination. The term “Good Reason” is defined in each Severance Agreement, but generally includes a material and adverse change to the participant’s employment status, position or duties, a 10% or greater reduction to his or her base salary or targeted bonus, the failure by the Corporation to maintain an employee benefit plan in which the participant was participating at the time of the Change in Control (other than because of the expiration of its normal term) or the taking of any other action by the Corporation that has a material and adverse impact on the participant’s participation in or benefits under any such plan, a requirement that the participant relocate more than 50 miles from his or her office immediately prior to the Change in Control, and the failure by any successor to the Corporation to assume the Severance Plan. In addition, Mr. Grant’s Severance Agreement provides that “Good Cause” also includes the termination of his status as the Chief Executive Officer of a company whose stock is traded on a national securities exchange.

For all participants other than William B. Grant, the Severance Agreement provides that the amount of all severance benefits described above, plus the amount of all benefits under any other plan or arrangement, the payment of which is deemed to be contingent upon a change in the ownership or effective control of the Corporation (as determined under Section 280G of the Code), may not exceed 2.99 times the participant’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the Change in Control occurs). In the event the amount of the benefits payable to Mr. Grant under his Severance Agreement and all other arrangements the payment of which is deemed to be contingent on a Change in Control exceeds 2.99 times his annualized includable compensation for the base period, he will be entitled to a tax gross-up payment from the Corporation to cover any excise tax imposed by Section 4999 of the Code or any similar state or local tax law, and any interest or penalties payable with respect to such taxes, on the amount of such benefits and the gross-up tax payment.

The timing of the distribution of some or all of these severance benefits may be subject to a six-month waiting period under Section 409A of the Code to the extent the participant is considered to be a “key employee” of the Corporation.

Each Severance Agreement has an initial three-year term and automatically renews for additional one-year terms unless the Corporation provides the participant with six-months prior notice of its intention to not renew the Severance Agreement, except that the Severance Agreement will automatically terminate at the expiration of the Protection Period. Additionally, if a participant’s employment is terminated other than for Cause during the Protection Period, the Severance Agreement will continue until the end of the Protection Period notwithstanding the then current term. The Severance Plan and the Severance Agreements may be amended by the Board of Directors at any time, except that an amendment generally may not be made without a participating participant’s written consent if such amendment would adversely affect the participant’s interests. Any amendment may be made without a participant’s consent, however, if the amendment is required to comply with applicable law.

For information about benefits that would be paid to each of the named executive officers under the Severance Plan upon a separation from service as of December 31, 2007, see the table that is included below under “Benefits Upon a Separation From Service”.

Benefits Upon a Separation from Service

The following table shows the estimated present value of benefits (as of December 31, 2007) that could be payable under the SERP, the Deferred Compensation Plan, and the Severance Plan. The Severance Plan contemplates a cash benefit and employee benefit continuation. As discussed above, subject to certain conditions, participants in the SERP are entitled to receive their vested benefits (offset by Pension Plan benefits, 50% of social security benefits and, in the case of death, benefits paid under the BOLI benefits program described above) if they suffer a separation from service other than for cause. No SERP benefits are payable if a participant’s separation from service was for cause. Except in the cases of a separation from service due to death or disability, the payment of SERP benefits does not commence until the later of normal retirement or attainment of age 60.

		Severance	Severance Plan	Estimated	BOLI Split-
		Plan Cash	Benefit	SERP	Dollar
		Benefit	Continuation	Benefit	Payments	Total
Name	Reason for Termination	($)	($) (3)	($) (1) (2)	($)	($)
William B. Grant	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	1,046,500	6,744	642,051	—	1,695,295
	Death	—	—	192,051	450,000	237,051
	Voluntary termination without good reason (including retirement)	—	—	642,051	—	642,051

Robert W. Kurtz	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	442,000	6,744	361,709	—	810,453
	Death	—	—	66,706	295,000	361,706
	Voluntary termination without good reason (including retirement)	—	—	361,709	—	361,709

Carissa L. Rodeheaver	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	399,000		599,348	—	1,005,092
	Death	—	—	0	125,541	125,541
	Voluntary termination without good reason (including retirement)	—	—	84,216	—	84,216

Steven M. Lantz	Change in control, disability, involuntary termination other than for cause, or voluntary termination for good reason	390,000	—	602,118	—	998,862
	Death	—	—	—	335,000	335,000
	Voluntary termination without good reason (including retirement)	—	—	218,325	—	218,325

Eugene D. Helbig	Change in control,
	disability, involuntary termination other than for cause, or voluntary termination for good reason	300,000	—	471,371	—	778,115
	Death	—	—	—	290,000	290,000
	Voluntary termination without good reason (including retirement)	—	—	288,049	—	288,049

(1)
SERP benefits payable upon death reflect the following death benefits currently payable to the beneficiaries of the named executive officers: Mr. Grant, $450,000; Mr. Kurtz, $295,000; Ms. Rodeheaver, $125,541; Mr. Lantz, $335,000; and Mr. Helbig, $290,000.

(2)
The SERP benefit payable to any named executive officer who terminates his or her employment without good reason is based on actual years of service rather than 24 years of credited service. Accordingly, benefits shown for Ms. Rodeheaver and Messrs. Lantz and Helbig in connection with a voluntary termination without good reason are based on actual years of service of 16, 21 and 22, respectively. Messrs. Grant and Kurtz have over 24 years of service.

(3)
Change of Control agreements provide for two years of continued coverage under the corporations health, dental & vision plans under the same provisions as if they were still employees. Benefits shown are calculated at current rates and current cost sharing formulas, as futures costs are unknown.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2007

During the past year, the Bank has had banking transactions in the ordinary course of its business with certain Directors and officers of the Corporation and with their associates. These transactions were on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

In addition to the foregoing, Morgantown Printing & Binding (“MP&B”), a corporation owned by H. Andrew Walls, III, and a trust established for the benefit of his minor children, provides various printing, fulfillment, and related services to the Corporation. Total fees paid by the Corporation to MP&B in 2007 were $616,705. These fees relate to the printing of marketing materials, account statements, and other routine items as well as providing a fulfillment service to the Corporation. The Corporation has again retained MP&B in 2008 to provide these and other services, for which it expects to pay approximately $650,000. Management believes that all of the foregoing transactions with MP&B are or will be on terms that are substantially similar to those that would be available if an unrelated third-party were involved.

Review, Approval and Ratification of Related Party Transactions

NASDAQ Listing Standards Rule 4350(h) requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

In addition, federal and state banking laws impose review and approval requirements with respect to loans made by the Bank to its directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

Under the Federal Reserve Board’s Regulation O, the Bank is prohibited from making any loan to any of its directors or executive officers or the directors or executive officers of the Corporation in amounts that exceed (i) the excess of the greater of $25,000 or 5% of the Bank’s capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Bank’s board of directors (with the interested party abstaining). Loans to the directors and executive officers of the Corporation’s other subsidiaries are not subject to these approval requirements as long as the Bank’s Bylaws or its board of directors exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Corporation (determined annually).

Section 5-512 of the Financial Institutions Article of the Maryland Code requires the Board of Directors of the Bank to review and approve all non-commercial loans to Directors of the Bank and their partnerships and corporations, all loans to Executive Officers of the Bank and their partnerships and corporations, and all non-consumer loans to employees of the Bank and their partnerships and corporations. In addition, the Board of Directors semi-annually reviews the total indebtedness of each Director and Executive Officer of the Company.

The Corporation and the Bank have adopted written policies and procedures to ensure compliance with the foregoing restrictions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Corporation’s executive officers and Directors, and persons who beneficially own more than 10% of the Corporation’s Common Stock, are required to file certain reports regarding their ownership of Common Stock with the SEC. Based solely on a review of copies of such reports furnished to the Corporation, or written representations that no reports were required, the Corporation believes that, during the fiscal year ended December 31, 2007, such persons timely filed all reports required to be filed by Section 16(a) except that I. Robert Rudy filed one late Form 4 (covering the purchase of stock) and one late Form 5 (covering a gift of stock).

RATIFICATION OF APPOINTMENT OF BEARD MILLER COMPANY LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Shareholders are also being asked to ratify the Audit Committee’s appointment of Beard Miller Company LLP to audit the books and accounts of the Corporation for the fiscal year ended December 31, 2008. Beard Miller Company LLP served as the Corporation’s auditing firm since 2006. Beard Miller Company LLC has advised the Corporation that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Corporation other than as independent public auditors. A representative of Beard Miller Company LLP is not expected to be present at this year’s Annual Meeting of Shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Beard Miller Company LLP as the Corporation’s independent registered public accounting firm for 2008.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by bmc for fiscal years 2007and 2006:

	FY 2007	FY 2006
Audit Fees	$251,038	$212,538
Tax Fees	—	2,000
All Other Fees	1,200	—
Total	$252,238	$214,538

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by E&Y for fiscal years 2007 and 2006:

	FY 2007	FY 2006
Audit Fees	$24,300	$52,710
Tax Fees	—	2,762
All Other Fees	1,500	15,400
Total	$25,800	$70,872

Fees for audit services include fees associated with the annual audit, the reviews of the Corporation’s quarterly reports on Form 10-Q, the attestation of management’s report on internal control over financial reporting, and accounting consultations billed as audit services. Tax fees relate to tax compliance services, such as tax return preparation, tax advice, tax planning and education related to low income housing tax credit investments. For 2007, all other fees include fees paid for services rendered in connection with the transition to successor auditors for the annual audit, reviews of Form 10-Q and the attestation of management’s report on internal control. All other fees for 2006 include a subscription to the E&Y Accounting & Auditing Research Tool. The Audit Committee has reviewed summaries of the services provided by bmc and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of bmc.

It is the Audit Committee’s policy to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent auditor’s audit. All of the 2007 and 2006 services described above were pre-approved by the Audit Committee.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

A shareholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement and voted on by the shareholders at the 2009 Annual Meeting of Shareholders must submit such proposal in writing, including all supporting materials, to the Corporation at its principal office no later than November 23, 2008 (120 days before the date of mailing based on this year’s proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a shareholder intends to present a proposal for business to be considered at the 2009 Annual Meeting of Shareholders but does not seek inclusion of the proposal in the Corporation’s proxy statement for such meeting, then the Corporation must receive the proposal by February 15, 2009 (45 days before the date of mailing based on this year’s proxy statement date) for it to be considered timely received. If notice of a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matters, other than those stated above, that may properly be brought before the meeting. If other matters should properly come before the meeting or any adjournment thereof, persons named in the enclosed proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

By order of the Board of Directors

ROBERT W. KURTZ
Secretary

APPENDIX A

FORM OF PROXY
FIRST UNITED CORPORATION
P.O. Box 9, Oakland, MD 21550-0009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Helen M. Bittinger and Rex W. Burton, and each of them, as Proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Common Stock of First United Corporation held of record by the undersigned on February 15, 2008 at the Annual Meeting of Shareholders to be held on May 8, 2008 and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.
.
THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THE PROXIES NAMED HEREIN INTEND TO VOTE THIS PROXY “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” IN PROPOSAL 2 AND IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY BE PRESENTED AT THE MEETING.

(Please sign on reverse side and return immediately)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Access your First United Corporation shareholder account online via Investor ServiceDirect® (ISD).

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• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of BNY Mellon Shareowner Services

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

1. Election of five (5) Class I Directors to serve until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualify.

Class I (term expires 2011)

01 David J. Beachy   ☐    FOR ALL NOMINEES
02 Faye E. Cannon
03 Paul Cox, Jr.
04 William B. Grant   ☐   WITHHOLD AUTHORITY
05 John W. McCullough                          FOR ALL NOMINEES

               ☐   FOR ALL EXCEPT
   (see instruction below)

INSTRUCTION: The withholding of a vote will be counted as a vote against a nominee. To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through that nominee’s name in the list above.

The Board of Directors recommends a vote “FOR” in Proposal 2.

2. Ratification of the appointment of Beard Miller Company LLP as the Corporation’s independent registered public accounting firm for 2008.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE AFORESAID ANNUAL MEETING OF SHAREHOLDERS

Date: _______________________, 2008

_________________________________
Signature

_________________________________
Signature

NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/func1	OR	1-866-540-5760	OR
Use the internet to vote your proxy.				Mark, sign and date
Have your proxy card in hand when		Use any touch-tone telephone to vote		your proxy card and
you access the web site.		your proxy. Have your proxy card		return it in the
		in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.